UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                          SCHEDULE 13G/A
            Under the Securities Exchange Act of 1934
                        (Amendment No. 8)*

                 RJ REYNOLDS TOBACCO HOLDINGS, INC.
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                          (Name of Issuer)

               COMMON STOCK, $0.01 PAR VALUE PER SHARE
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                   (Title of Class of Securities)

                            76182K105
                          --------------
                          (CUSIP Number)

                         July 10, 2002
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     (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

    ROSS FINANCIAL CORPORATION
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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  [ ]
                                                        (b)  [ ]
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3.  SEC USE ONLY
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                           Page 1 of 3 Pages
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CUSIP No. 76182K105                              Page 2 of 3 Pages
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4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    CAYMAN ISLANDS
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 NUMBER OF   | 5. SOLE VOTING POWER                 4,546,003
  SHARES     |----------------------------------------------------
BENEFICIALLY | 6. SHARED VOTING POWER                  -0-
  OWNED BY   |----------------------------------------------------
   EACH      | 7. SOLE DISPOSITIVE POWER            4,546,003
 REPORTING   |----------------------------------------------------
  PERSON     | 8. SHARED DISPOSITIVE POWER             -0-
   WITH      |
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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

			4,546,003 shares

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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [ ]
    EXCLUDES CERTAIN SHARES*
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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

		4.948%
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12. TYPE OF REPORTING PERSON*
    IN-CORPORATION
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ITEM 1(a).     NAME OF ISSUER:

               RJ REYNOLDS TOBACCO HOLDINGS, INC.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               401 NORTH MAIN STREET
		   WINSTON-SALEM, NC  27102


ITEM 2(a).     NAME OF PERSON FILING:  ROSS FINANCIAL CORPORATION

ITEM 2(b).     ADDRESS OF PRINCIPAL OFFICE:

               P.O. Box 31363-SMB
               Grand Cayman, Cayman Islands, B.W.I.

ITEM 2(c).     CITIZENSHIP:  Grand Cayman, Cayman Islands, B.W.I.

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:  COMMON STOCK

ITEM 2(e).     CUSIP NUMBER:  76182K105

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CUSIP No. 76182K105                              Page 3 of 3 Pages
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ITEM 3.        Not Applicable.

ITEM 4.        OWNERSHIP

(a) Amount Beneficially Owned:  4,546,003
(b) Percent of Class:   4.948%
     (c)       Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote:
                4,546,003
          (ii)  Shared power to vote or to direct the vote: -0-
          (iii) Sole power to dispose of to direct the disposition
                of:  4,546,003
          (iv) Shared power to dispose of or to direct the disposition of: -0-


ITEM 5.   OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS:  	[X]

ITEM 6.   OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF ANOTHER
          PERSON:  Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
          HOLDING COMPANY OR CONTROL PERSON.  Not applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
          GROUP.  Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.  Not applicable.

ITEM 10.  CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

          SIGNATURE.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


ROSS FINANCIAL CORPORATION
BY:      KENNETH B. DART, President
         July 10, 2002